As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-4500216 (I.R.S. Employer Identification No.)

399 Park Avenue, 5th Floor

New York, New York 10022

(Address of Principal Executive Offices)

MOELIS & COMPANY 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Osamu R. Watanabe Esq.

General Counsel and Secretary

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

(212) 883-3800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.01 per share	5,533,153	$31.81	(2)	$176,009,597	$20,452

(1)         This registration statement covers (i) 5,533,153 shares of Class A common stock, par value $0.01, of the Company (“Class A Common Stock”) that may be issued under the Moelis & Company 2014 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)         Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $ 31.81 per share, which is the average of the high and low price per share as reported by The New York Stock Exchange on February 24, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S—8 is being filed for the purpose of registering an additional 5,533,153 shares of Class A common stock, par value $ 0.01 per share (the “Class A Common Stock”), of Moelis & Company (the “Company”) reserved for issuance under the Moelis & Company 2014 Omnibus Incentive Plan (the “Plan”).  These shares of Class A Common Stock are additional securities of the same class as other securities for which a registration statement (File No.  333-197955) on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2014.  These additional shares of Class A Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares reserved for issuance under the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)         The description of the Class A common stock contained in the registration statement on Form 8-A, dated April 11, 2014, filed to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(b)           The Company’s Annual Report on Form 10-K, filed on February 27, 2015; and

(c)           The Company’s Current Report on Form 8-K filed on February 19, 2015.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.                   Interests of Named Experts and Counsel.

The legality of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Osamu Watanabe, General Counsel and Secretary of the Company.  As of February 25, 2015, Mr. Watanabe beneficially owned (i) 131 shares of Class A Common Stock, (ii) 21,283.63 restricted stock units (representing the right to receive Class A Common Stock upon settlement), (iii) options to acquire 25,776 shares of Class A Common Stock and (iv) 28,543 Class A partnership units of Moelis & Company Group LP, a subsidiary of the Company.

Item 8.                   Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on  February 27, 2015.

MOELIS & COMPANY

By:	/s/ Kenneth Moelis
Name:	Kenneth Moelis
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Kenneth Moelis	Chairman and Chief Executive Officer (Principal Executive Officer)	February 27, 2015
Kenneth Moelis

/s/ Joseph Simon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 27, 2015
Joseph Simon

/s/ Eric Cantor	Director	February 27, 2015
Eric Cantor

/s/ J. Richard Leaman III	Director	February 27, 2015
J. Richard Leaman III

/s/ Navid Mahmoodzadegan	Director	February 27, 2015
Navid Mahmoodzadegan

/s/ Jeffrey Raich	Director	February 27, 2015
Jeffrey Raich

/s/ Stephen F. Bollenbach	Director	February 27, 2015
Stephen F. Bollenbach

/s/ Kenneth L. Shropshire	Director	February 27, 2015
Kenneth L. Shropshire

/s/ Yvonne Greenstreet	Director	February 27, 2015
Yvonne Greenstreet

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 22, 2014)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 22, 2014)

5.1	Opinion of Osamu Watanabe, the Registrant’s General Counsel and Secretary

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Osamu Watanabe, the Registrant’s General Counsel and Secretary (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Moelis & Company 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on August 8, 2014)